Exhibit 99.1

For Immediate Release	For additional information contact:
Peter J. O’Hanlon or Jon M. Donnell
At (614) 761-6000

Dominion Homes Reports Record

Net Income for the First Quarter of 2003

DUBLIN, Ohio – April 30, 2003 – Dominion Homes (NASDAQ:DHOM) reported that net income for the first three months of 2003 increased 19% to $4.8 million from $4.1 million for the three months ended March 31, 2002. Earnings were $0.59 per diluted share for the first quarter of 2003 compared to $0.62 per diluted share for the same period the previous year. Earnings per share decreased due to the sale of 1,503,900 of the Company’s common shares during June and July of 2002, offset in part by the Company’s repurchase of 147,500 of its common shares during the first quarter of 2003. The weighted average number of diluted shares outstanding during the three months ended March 31, 2003 increased 24% to 8,134,770 shares, compared to 6,578,701 shares during the three months ended March 31, 2002.

Revenues for the first quarter of 2003 increased to $104.0 million, based on the delivery of 569 homes, from $98.4 million, based on the delivery of 518 homes, during the first quarter of 2002. This $5.6 million increase in revenues resulted from the Company’s delivery of more homes during the first quarter of 2003 than during the first quarter of 2002. As expected, the average price of the homes delivered during the first quarter of 2003 decreased to $178,900 from $185,300 during the first quarter of 2002 as a result of closing a larger percentage of entry-level series homes.

The improvement in net income for the first quarter of 2003 primarily resulted from the increase in revenues, which is reflected in the $2.0 million gross profit increase from $22.9 million to $24.9 million. Additionally, the improved net income reflects a $500,000 decrease in interest expense caused by a reduction in first quarter 2003 borrowings. These improvements in net income were somewhat offset by a $1.5 million increase in selling, general and administrative expenses over the previous year’s first quarter that was primarily due to variable costs associated with delivering more homes.

The Company sold a record 863 homes during the first three months of 2003, representing a sales value of $152.0 million, compared to a previous record 717 homes, representing a sales value of $133.5 million, during the first three months of 2002. The Company had a record backlog on March 31, 2003 of 1,312 contracts, with a sales value of $244.9 million, compared to a backlog on March 31, 2002 of 1,231 contracts, with a sales value of $239.9 million.

The unusually long and harsh winter weather conditions in our markets have delayed the delivery of homes that the Company otherwise would have expected to deliver in the second quarter of 2003. However, the Company anticipates that most of this slowdown in deliveries during the second quarter of 2003 will be recovered during the remainder of the year.

On February 10, 2003, the Company’s Board of Directors authorized the repurchase of up to 250,000 of the Company’s common shares through December 31, 2003. The repurchase plan was implemented due to the Board of Director’s confidence in the Company’s long-term prospects and the belief that the repurchase represents an attractive investment opportunity. The Company repurchased 147,500 of its common shares during first quarter 2003 for an aggregate purchase price of $1.8 million.

The Company will host a conference call today, April 30th, at 4:30 p.m. Eastern Time. Interested parties may listen in by accessing the Company’s website at www.dominionhomes.com, selecting the Central Ohio location and then selecting “First Quarter Analyst’s Webcast Conference Call.”

Dominion Homes offers three distinct series of homes, which are differentiated by size, price, standard features and available options. The Company’s “The Best of Everything” philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. There are currently over 50 Dominion Homes locations in Central Ohio and Louisville, Kentucky. Additional information about Dominion Homes and its homes is located on its website.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, weather conditions, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

FINANCIAL HIGHLIGHTS

(Unaudited)

(In thousands, except share and per share amounts)

Consolidated Statements of Operations

	Three Months Ended March 31,
	2003	2002

Revenues	$103,985	$98,378
Cost of real estate sold	79,046	75,442

Gross profit	24,939	22,936
Selling, general and administrative	15,380	13,842

Income from operations	9,559	9,094
Interest expense	1,628	2,099

Income before income taxes	7,931	6,995

Provision for income taxes	3,093	2,924

Net income	$4,838	$4,071

Earnings per share
Basic	$0.61	$0.63

Diluted	$0.59	$0.62

Weighted average shares outstanding
Basic	8,036,522	6,465,777

Diluted	8,134,770	6,578,701

Consolidated Balance Sheets

	March 31, 2003 (unaudited)	December 31, 2002
Assets
Cash and cash equivalents	$4,511	$4,121
Accounts receivable	2,778	2,997
Real estate inventories	267,409	262,855
Prepaid expenses and other	4,147	3,404
Deferred income taxes	6,479	6,901
Net property and equipment	8,338	7,459

Total assets	$293,662	$287,737

Liabilities and Shareholders’ Equity

Note payable, banks	110,455	111,070
Term debt	4,557	4,415
Other liabilities	42,376	39,271

Total liabilities	157,388	154,756

Shareholders’ equity	136,274	132,981

Total liabilities and shareholders’ equity	$293,662	$287,737

Land Inventory as of March 31, 2003

Land Inventory	Finished Lots	Lots Under Development	Unimproved Land Estimated Lots	Total Estimated Lots

Owned by the Company:
Central Ohio	1,330	1,281	4,960	7,571
Louisville, Kentucky	120	157	643	920
Controlled by the Company:
Central Ohio			6,176	6,176
Louisville, Kentucky			528	528

	1,450	1,438	12,307	15,195

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